                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              RED ROOF INNS, INC.
                                       AT

                              $22.75 NET PER SHARE
                                       BY

                             RRI ACQUISITION CORP.
                    AN INDIRECT, WHOLLY OWNED SUBSIDIARY OF

                                   ACCOR S.A.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, PRIOR TO THE EXPIRATION OF THE OFFER, AT LEAST 18,400,000 SHARES OF COMPANY COMMON STOCK (AS DEFINED BELOW) OF RED ROOF INNS, INC. (THE "COMPANY"), WHICH AT JULY 10, 1999 REPRESENTED APPROXIMATELY 68.3% OF THE TOTAL NUMBER OF SHARES OF OUTSTANDING COMPANY COMMON STOCK, AND
(ii) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTION 1 -- "TERMS OF THE OFFER; EXPIRATION DATE" AND SECTION 13 -- "CERTAIN CONDITIONS OF THE OFFER" OF THIS OFFER TO PURCHASE.

     THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 10, 1999, BY AND AMONG ACCOR S.A., RRI ACQUISITION CORP. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

 THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT
          INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE
                           WITH RESPECT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $0.01 per share (the "Shares" or "Company Common Stock"), of the Company should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and (a) mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or (b) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3-"Procedures for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section
3 -- "Procedures for Accepting the Offer and Tendering Shares".

     Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                      THE DEALER MANAGER FOR THE OFFER IS:
                               J.P. MORGAN & CO.
July 16, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
INTRODUCTION................................................    1
   1. Terms of the Offer; Expiration Date...................    3
   2. Acceptance for Payment and Payment for Shares.........    4
   3. Procedures for Accepting the Offer and Tendering
     Shares.................................................    5
   4. Withdrawal Rights.....................................    7
   5. Certain Federal Income Tax Consequences...............    8
   6. Price Range of Shares; Dividends......................    8
   7. Certain Information Concerning the Company............    9
   8. Certain Information Concerning Purchaser and Parent...   12
   9. Financing of the Offer and the Merger.................   13
  10. Background of the Offer; Contacts with the Company;
       The Merger Agreement; The Tender and Voting
       Agreement............................................   13
  11. Purpose of the Offer; Plans for the Company After the
       Offer and the Merger.................................   28
  12. Effect of the Offer on the Market for the Shares,
       Exchange Listing and Exchange Act Registration.......   28
  13. Certain Conditions of the Offer.......................   29
  14. Certain Legal Matters and Regulatory Approvals........   31
  15. Fees and Expenses.....................................   33
  16. Miscellaneous.........................................   34
SCHEDULE I
  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND
     PURCHASER..............................................  SCH-1

To the Holders of Common Stock of Red Roof Inns, Inc.:

                                  INTRODUCTION

     RRI Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware ("Purchaser") and an indirect, wholly owned subsidiary of Accor S.A., a corporation organized and existing under the laws of France ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares" or "Company Common Stock"), of Red Roof Inns, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), at a price of $22.75 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash (subject to applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 -- "Stock Transfer Taxes" of the Letter of Transmittal, stock transfer or other similar taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc. ("J.P. Morgan") which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Harris Trust Company of New York (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See
Section 15 -- "Fees and Expenses".

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, PRIOR TO THE EXPIRATION OF THE OFFER, AT LEAST 18,400,000 SHARES, WHICH AT JULY 10, 1999 REPRESENTED APPROXIMATELY 68.3% OF THE TOTAL ISSUED AND OUTSTANDING SHARES (OTHER THAN TREASURY SHARES) OF COMPANY COMMON STOCK (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE
SECTION 1 -- "TERMS OF THE OFFER; EXPIRATION DATE" AND SECTION 13 -- "CERTAIN CONDITIONS OF THE OFFER", WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 10, 1999 (the "Merger Agreement"), by and among Purchaser, Parent and the Company. The Merger Agreement provides, among other things, that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law") and, if required under Delaware Law, the approval and adoption of the Merger Agreement by the stockholders of the Company, Purchaser will be merged with and into the Company (the "Merger"). Upon consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be an indirect, wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the effective time of the Merger ("Ineligible Shares") and Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have properly exercised appraisal rights with respect thereto ("Dissenting Shares") in accordance with Section 262 of Delaware Law) will be converted into and represent the right to receive the Offer Price, without interest (the "Merger Price"). See Section 10 -- "Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement".

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the financial advisor to the Company, and CIBC World Markets Corp. ("CIBC"), have delivered separate written opinions to the Board to the effect that, as of the date of such opinions and based upon and subject to certain matters described therein, the $22.75 per Share cash consideration to be received by the holders of the Shares (other than Parent and its affiliates) in the Offer and the Merger is fair, from a financial point of view, to such holders. Copies of such opinions are to be included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") and should be read carefully in their entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley and CIBC.

     In connection with the execution of the Merger Agreement, Parent and Purchaser entered into a Tender and Voting Agreement, dated as of July 10, 1999, among Parent, Purchaser and The Morgan Stanley Real Estate Fund, L.P., Morgan Stanley Real Estate Investment Management, Inc. (as nominee) and Morgan Stanley Real Estate Co-Investment Partnership II, L.P. who are principal stockholders of the Company (collectively, the "MS Entities") (the "Tender and Voting Agreement"), pursuant to which each of the MS Entities has, among other things,
(i) agreed to tender pursuant to the Offer all Shares owned by it, (ii) granted to Purchaser an irrevocable option, subject to the terms and conditions of the Tender and Voting Agreement, to purchase such Shares for a cash purchase price per Share equal to the Offer Price, (iii) agreed to vote such Shares in favor of the Merger and the Merger Agreement and (iv) granted to Parent and certain employees of Parent and/or its subsidiaries an irrevocable proxy to vote such Shares in favor of the transactions contemplated by the Merger Agreement. As of July 10, 1999, the 18,400,000 Shares owned by the MS Entities and subject to the Tender and Voting Agreement constituted approximately 68.3% of the total issued and outstanding Shares of the Company. Accordingly, the MS Entities' tender of their Shares pursuant to the Tender and Voting Agreement will be sufficient to satisfy the Minimum Condition. See Section 10 -- "Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement".

     The Merger Agreement provides that, promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates bears to the total number of shares of Company Common Stock then outstanding. The Company will, upon request of and as specified by Purchaser or Parent, on the date of such request, increase the size of the Board and/or secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Board, and will take all actions necessary to cause Parent's designees to be so elected or appointed. At such times, the Company will use its reasonable best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Board, each committee of the Board (other than any committee of the Board established to take action under the Merger Agreement), each board of directors of each subsidiary and each committee of each such board. Notwithstanding the foregoing, until the Effective Time, the Company will retain as members of its Board at least two directors who are directors of the Company on the date of the Merger Agreement; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent will always have its designees represent at least a majority of the entire Board. See
Section 10 -- "Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement".

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, if required under Delaware Law. See Section 10 -- "Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement". If so required, a Proxy Statement (as defined in Section 10 -- "Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement") containing detailed information concerning the Merger will be furnished to stockholders of the Company in connection with a special meeting of its stockholders to be called by the Company to vote on the Merger. Purchaser will vote all Shares acquired pursuant to the Offer in favor of the Merger. Under Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, the MS Entities' tender of their Shares pursuant to the Tender and Voting Agreement will provide Purchaser with sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. Notwithstanding the foregoing, if Parent and Purchaser collectively own, following consummation of the Offer, at least 90% of the outstanding Shares, Parent, Purchaser and the Company will cause the Merger to become effective as soon as practicable, without a meeting of the stockholders of the Company, in accordance with the "short-form" merger provisions of Section 253 of Delaware Law.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Merger Agreement and the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn as permitted by Section
4 -- "Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on August 12, 1999; provided, however, that Purchaser may, without the consent of the Company (but subject to the terms and conditions of the Merger Agreement, as described below), extend the period during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

     Purchaser is entitled to and shall, and Parent agrees to cause Purchaser to, extend the Offer (and defer the Expiration Date) for a period ending October 14, 1999, in one or more periods of not more than 10 business days each, if at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived ("Extension A"). Purchaser also is entitled, but shall be under no obligation, to extend the Offer (and to defer the Expiration Date) further for an additional period ending December 14, 1999 (in one or more periods of not more than 10 business days each) following an extension pursuant to Extension A, if at the Expiration Date, as deferred pursuant to Extension A, the HSR Condition, the Governmental Regulation Condition or the Trading Suspension Condition (as defined in Section
13 -- "Certain Conditions to the Offer") have not been satisfied or waived ("Extension B"). If Purchaser has not sent the Company written notice of an extension pursuant to Extension B on or before October 8, 1999, Purchaser will be obligated to extend the Offer as set forth in Extension B upon written demand of the Company delivered to Purchaser on or before October 12, 1999. Furthermore, at the Expiration Date, if all conditions to the Offer have been satisfied or waived, and for so long as less than 90% of the outstanding shares of Company Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, Purchaser may, in its sole discretion and without the consent of the Company, extend the Offer (and defer the Expiration Date) for up to an additional 20 business days in the aggregate (in periods of no more than five business days each). In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase without the consent of the Company. Any extension of the Offer in accordance therewith shall defer the Expiration Date until the latest date to which the Offer is so extended. During any such extension, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering stockholder to withdraw his, her or its Shares. See
Section 4 -- "Withdrawal Rights".

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission" or "SEC"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, or to terminate the Offer and not accept for payment, or not pay for, any Shares if, at the Expiration Date, any of the conditions specified in Section 13 -- "Certain Conditions of the Offer" exists and (ii) to waive any of the conditions specified in Section 13 -- "Certain Conditions of the Offer", in whole or in part, provided that the Minimum Condition may not be waived to less than 51% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock. The Merger Agreement provides that, without the consent of the Company, Purchaser will not
(i) decrease the Offer Price, (ii) reduce the number of Shares sought to be purchased in the Offer, (iii) amend the conditions to the Offer set forth in
Section 13 -- "Certain Conditions of the Offer" or impose conditions to the Offer in addition to those set forth in Section 13 -- "Certain Conditions of the Offer" or (iv) amend or waive the Minimum Condition to be less than 51% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock. Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 13 -- "Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer or, subject to the Company's consent, to decrease the number of Shares being sought or the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. If at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day, other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight New York City time.

     Under no circumstances will interest on the Offer Price for the Shares be paid, regardless of any extension of the Offer or delay in making such payment. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. See Section 4 -- "Withdrawal Rights".

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as soon as it is legally permitted to do so under applicable law. The obligations of Purchaser to consummate the Offer and to accept for payment and to pay for all Shares validly tendered and not properly withdrawn will be subject only to the satisfaction or waiver of the conditions to the Offer set forth in Section 13 -- "Certain Conditions of the Offer". Subject to applicable rules of the Commission and to the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section
14 -- "Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any extension of the Offer or any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     VALID TENDER. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     The method of delivery of share certificates and all other required documents, including delivery through the book-entry transfer facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or that signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instruction 1 -- "Guarantee of Signatures" and Instruction 5 -- "Signatures on Letter of Transmittal; Stock Powers and Endorsements" of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal must accompany each such delivery.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary on or prior to the Expiration Date as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which trading occurs on the New York Stock Exchange.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition to the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     BACKUP WITHHOLDING. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer ("Backup Withholding") unless such stockholder (a) is a corporation or comes within certain other exempt categories and when required demonstrates that fact or (b) provides the Depositary with stockholder's correct taxpayer identification number and a certification that such stockholder is not subject to backup withholding by completing the substitute Form W-9 in the Letter of Transmittal, or otherwise complies with applicable requirements of the Backup Withholding rules. See Instruction
9 -- "Substitute Form W-9" of the Letter of Transmittal. In addition, with respect to any holder that is a foreign government or international organization, the Depositary will not deduct or withhold from the consideration otherwise payable to any such holder of Shares pursuant to the Offer any amount with respect to which such holder has timely delivered to the Depositary a properly executed Form 8709 in accordance with applicable law.

4. WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 14, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time on or prior to the Expiration Date by following one of the procedures described in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares".

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash for Shares pursuant to the Offer or to the Merger will be a taxable transaction to the stockholders of the Company for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. This will be the case whether a stockholder sells Shares pursuant to the Offer, the Merger or both.

     A tendering stockholder whose Shares are accepted for sale pursuant to the Offer generally will recognize gain or loss on the date the Offer is consummated in an amount equal to the difference between such stockholder's tax basis in the Shares accepted for purchase and the amount of cash received in exchange therefor. A stockholder who receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss at the Effective Time in an amount equal to the difference between such stockholder's tax basis in such Shares and the amount of cash received in exchange therefor.

     Gain or loss will be capital gain or loss if the Shares were capital assets in the hands of the stockholder, and will be long-term capital gain or loss if the Shares were held by the stockholder for more than 12 months. Under present U.S. federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations.

     The Merger will not be a taxable transaction to Purchaser, Parent or the Company for federal income tax purposes.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations.

     The federal income tax discussion set forth above is included for general information only and is based upon present law. Stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer and the Merger to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws and changes in such tax laws.

6. PRICE RANGE OF SHARES; DIVIDENDS

     The Shares have been listed and traded principally on the NYSE since February 1996 under the symbol "RRI". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service. The Company has not paid any dividends on the Shares during the periods set forth below.

                                                              HIGH         LOW
                                                              ----         ---
1997:
First Quarter...............................................  $18 3/4      $14 1/4
Second Quarter..............................................   17 3/4       14 7/8
Third Quarter...............................................   19 1/2       16 3/8
Fourth Quarter..............................................   19 1/4       14 11/16
1998:
First Quarter...............................................  $18 15/16    $15 13/16
Second Quarter..............................................   18 5/8       16 1/2
Third Quarter...............................................   17 1/2       13 1/4
Fourth Quarter..............................................   21 1/8       15
1999:
First Quarter...............................................  $17 1/4      $13
Second Quarter..............................................   18 9/16      15 1/2
Third Quarter (through July 15).............................   22 9/16      17 9/16

     On July 9, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $18 5/16. On July 15, 1999, the last full trading day prior to the date of this Offer to Purchase, the closing price per Share as reported on the NYSE was $22 1/2. Stockholders are urged to obtain a current market quotation for the Shares.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Purchaser, Parent or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Parent or the Dealer Manager.

     The Company is a corporation organized and existing under the laws of the Sate of Delaware with its principal executive offices located at 4355 Davidson Road, Hilliard, Ohio 43026-2491. The Company is a franchisor of and the owner/operator of economy chain segment hotels in the United States, with 322 Inns (including 64 franchised Inns) containing more than 37,000 rooms (including 7,100 franchised rooms) in 38 states, located primarily throughout the Midwest, East, South and Gulf Coast regions.

     FINANCIAL INFORMATION. Set forth below is certain selected historical information relating to the Company and its subsidiaries which has been excerpted or derived from the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1999 (the "Form 10-K") and the unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended April 3, 1999 (the "Form 10-Q"). More comprehensive information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the consolidated financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "Available Information".

                              RED ROOF INNS, INC.
                       SELECTED HISTORICAL FINANCIAL DATA

                                                                         FISCAL YEARS(1)
                                                              --------------------------------------
                                                                 1996          1997          1998
                                                              ----------    ----------    ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................   $325,470      $360,805      $375,336
Direct room, corporate and marketing expenses...............    208,355       236,107       234,843
Depreciation and amortization...............................     36,527        36,386        38,787
                                                               --------      --------      --------
Operating income............................................     80,588        88,312       101,706
Interest expense............................................     41,777        46,205        46,358
Income before income taxes and extraordinary item...........     39,676        42,723        56,125
Income taxes................................................     15,612        16,619        21,832
Income before extraordinary item............................     24,064        26,104        34,293
Net income..................................................     24,064        25,358        34,061
Income per share before extraordinary item:
  Basic.....................................................       0.88          0.93          1.24
  Diluted...................................................       0.87          0.93          1.24
Net income per share:
  Basic.....................................................       0.88          0.91          1.23
  Diluted...................................................       0.87          0.90          1.23
Shares used in per share calculation:
  Basic.....................................................     27,362        27,982        27,566
  Diluted...................................................     27,549        28,167        27,732

                                                               THIRTEEN WEEKS ENDED
                                                              ----------------------
                                                              APRIL 4,     APRIL 3,
                                                                1998         1999
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................   $85,066      $85,651
Direct room, corporate and marketing expense................    62,664       61,932
Depreciation and amortization...............................     9,536       10,249
Operating Income............................................    12,866       13,470
Interest Expenses...........................................   (11,982)     (11,265)
Income before income taxes..................................       884        2,205
Income taxes................................................       344          871
                                                               -------      -------
Net income..................................................       540        1,334
Net income per share:
  Basic.....................................................      0.02         0.05
  Diluted...................................................      0.02         0.05
Weighted average shares outstanding:
  Basic.....................................................    27,632       27,046
  Diluted...................................................    27,834       27,115

                                                                      FISCAL YEARS(1)
                                                              --------------------------------
                                                                1996        1997        1998
                                                              --------    --------    --------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD END):
  Total assets..............................................  $867,627    $954,758    $969,371
  Current maturities of debt................................    12,020      11,998      15,048
  Long-term debt, excluding current maturities..............   484,158     539,207     512,890
  Stockholders equity(2)....................................   319,099     338,736     369,176

                                                                APRIL 3, 1999
                                                                --------------
                                                                (IN THOUSANDS)
                                                                 (UNAUDITED)
BALANCE SHEET DATA (AT PERIOD END):
  Total assets..............................................       $974,513
  Current maturities of debt................................         15,085
  Long-term debt, excluding current maturities..............        521,553
  Stockholders equity(2)....................................        364,064

                                                                       FISCAL YEARS(1)
                                                              ----------------------------------
                                                                1996         1997         1998
                                                              ---------    ---------    --------
OTHER DATA:
  Cash flow from operations.................................  $  60,548    $  79,176    $ 79,103
  Net cash used by investing activities.....................   (126,558)    (131,265)    (55,809)
  Net cash provided (used) by financing activities..........     81,242       45,584     (33,719)
  EBITDA(3).................................................    117,980      125,314     141,270
  EBITDA as a percentage of revenues(3).....................       36.2%        34.7%       37.6%
  Ratio of earnings to fixed charges(4).....................        1.8x         1.8x        2.0x
  Capital expenditures:
  Development, acquisitions and related improvements........  $ 101,494    $  85,631    $ 44,243
  Other.....................................................     26,076       45,604      30,445

---------------
(1) The Company operates on a 52-53 week fiscal year which ends on the Saturday nearest to December 31. The 1996 and 1998 fiscal years each consisted of 52 weeks while the 1997 fiscal year consisted of 53 weeks. The actual year end for each fiscal year was as follows: December 28, 1996, January 3, 1998 and January 2, 1999.

(2) The Company has not paid any dividends on its common stock.

(3) EBITDA is operating income plus the sum of interest income, other income, depreciation, amortization and loss on fixed asset retirements. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles, and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by generally accepted accounting principles. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings include income before income taxes plus fixed charges, excluding capitalized interest. Fixed charges consist of interest expense, including capitalized interest, and the portion of rental expense representative of an interest factor.

     CERTAIN COMPANY PROJECTIONS. To the knowledge of Parent and Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the discussions and negotiations described in Section 10 -- "Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement", Morgan Stanley furnished Parent with certain financial projections of the Company which Parent and Purchaser believe are not publicly available. Neither Parent nor Purchaser verified the accuracy of such financial projections.

     According to the projections, the Company has estimated that it will have total revenues of approximately $106.9 million, net income of approximately $14.4 million and EBITDA of approximately $44.9 for the fiscal quarter ended July 3, 1999.

     IT IS THE UNDERSTANDING OF PARENT AND PURCHASER THAT THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT AND PURCHASER. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED PARENT AND PURCHASER THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT AND PURCHASER WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT AND PURCHASER), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES

OR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

     AVAILABLE INFORMATION. The Shares are registered under the Exchange Act, and the Company is therefore subject to the reporting requirements of the Exchange Act. In accordance with the Exchange Act, the Company is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 3rd Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed. Except as otherwise stated in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

     Purchaser is a newly incorporated corporation organized and existing under the laws of the State of Delaware. Purchaser was organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. The principal offices of Purchaser are located at 14651 Dallas Parkway, Suite 500, Dallas, Texas 75240. Purchaser is an indirect, wholly owned subsidiary of Parent.

     Parent was established as a societe anonyme under the laws of France on April 22, 1960. Its principal offices are located at Tour Maine Montparnasse, 33, avenue du Maine, 75015 Paris, France. Parent is the parent company of the Accor group companies ("Group"), an international group and a European leader in the areas of travel, tourism and corporate services. The Group is principally active in four major complementary market sectors: hotels; travel agencies; car rental; and corporate services (service vouchers). Through its hotel brands (mainly "Sofitel", "Novotel", "Mercure", "Ibis", "Etap'Hotel", "Formule 1" and "Motel 6"), the Group is among the world's leading hotel groups and operates the largest European hotel network (on the basis of the number of rooms). The Group further operates an international business travel agency network under the "Carlson Wagonlit Travel" brand; Europe's second largest car rental company on the basis of market share ("Europcar") and the world's leading corporate services business with, namely, "Ticket Restaurant" voucher, based on the volume of issuance. The Group also has interests in restaurants in France (including deluxe caterer "Lenotre" and grill restaurants "CourtePaille"); institutional catering in Italy; on-board catering and sleeper train services ("Wagons-Lits"); and casinos in France.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in Schedule I hereto.

     The common stock of Parent is listed and traded on the monthly settlement market (marche a reglement mensuel) on the Paris Bourse under the symbol "Accor".

     Except as described in this Offer to Purchase and in the Tender and Voting Agreement, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any affiliate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above, or any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and in the Tender and Voting Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1996, neither Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contacts, negotiations or transactions between any of Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. FINANCING OF THE OFFER AND THE MERGER

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $694 million. Purchaser will obtain all of such funds from Parent. Parent currently intends to provide all of such funds by borrowing amounts under Parent's existing credit facility arranged for Parent by BNP Capital Markets Limited, Chase Manhattan Bank, Societe Generale, Union Bank of Switzerland and subscribed to by an international syndication of banks. This facility provides for an aggregate commitment of up to approximately $780 million. As of the date of this Offer to Purchase, no funds have been drawn under this facility and the aggregate commitment is available for drawdown until December 2000. The interest on borrowings is based on LIBOR plus an applicable spread. Parent has no current plans or arrangements to repay such borrowings.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; THE TENDER AND
    VOTING AGREEMENT

  Background of the Offer; Contacts with the Company

     In the late summer of 1996, Parent and Motel 6 Operating L.P., a subsidiary of Parent ("Motel 6"), began working with J.P. Morgan to explore the implications of a business combination with the Company. J.P. Morgan was formally engaged by Motel 6 on April 29, 1997 to act as financial advisor with respect to a potential acquisition of, or merger with, the Company. In June 1997 Parent decided to defer its consideration of the potential opportunity to a later date.

     In November 1997, a representative of Parent met in New York with representatives of the Morgan Stanley Real Estate Fund L.P. ("MSREF"), a principal stockholder of the Company. The MSREF representatives explained that the Company was considering various alternatives to enhance shareholder value, and that one alternative under review would involve splitting the Company's real estate ownership and hotel management functions into two separate entities. MSREF representatives suggested that, if such a separation occurred, Parent might be interested in an acquisition of, or strategic combination with, the Company management business.

     On November 18, 1997, MSREF wrote to a representative of Parent providing more specific information on the concept of a transaction that would involve Parent acquiring the brand and management operations of the Company.

     On January 13, 1998, a representative of Parent wrote to a representative of MSREF expressing interest in the concept outlined in the November 18, 1997 letter and asking for certain clarifications and supplemental information.

     On February 20, 1998, representatives of Morgan Stanley and J.P. Morgan met at Morgan Stanley's offices in New York to discuss various issues relating to process and the structure of a transaction between Parent and the Company. At such meeting, Morgan Stanley informed J.P. Morgan that notwithstanding the previous conversations between the MS Entities and Parent, the Company had a strong preference for a transaction that involved the Company in its entirety and, accordingly, was seeking from Parent a valuation of the Company in its entirety.

     On March 5, 1998, Parent and the Company entered into a confidentiality and standstill agreement under which the Company agreed to provide Parent with certain non-public information in connection with Parent's consideration of a possible business combination involving Parent and the Company.

     On March 6, 1998, the Company provided Parent with a package of non-public financial information, designed to help Parent and its advisors better assess the potential opportunity. Additional information was provided over the following few weeks and several conference calls between representatives of Parent and the Company took place to review the material.

     On March 27, 1998, Parent submitted a preliminary written indication of interest to the Company, offering to buy the brand, management operations and related operating assets of the Company.

     On April 2, 1998, Parent submitted a separate preliminary written indication of interest, offering to acquire the Company, in its entirety, for $20.00 per share.

     On April 9, 1998, during a visit to Paris, France representatives of Morgan Stanley met with representatives of Parent to discuss the offers that had been made by Parent. During the meeting the Morgan Stanley representatives advised that, in their view, alternative strategies available to the Company could generate higher values than those offered by Parent.

     On April 24, 1998, Parent submitted a revised proposal to purchase the brand and operating business of the Company, modifying a number of key provisions.

     On May 6, 1998, a representative of Morgan Stanley wrote to a representative of Parent to advise Parent that none of the offers made by Parent were attractive to the Company. Morgan Stanley suggested that it would be appropriate for the companies and their advisors to meet to review the Company's business plan and to develop a fuller understanding of the value that could be created by combining the Company with Parent's Motel 6 business.

     On June 2 and 3, 1998, representatives of Parent, the Company, J.P. Morgan and Morgan Stanley met at the Company's headquarters in Columbus, Ohio. Members of the Company's senior management made presentations on key elements of the Company's business, and led tours of a typical Red Roof inn and the headquarters facility, reservation center, and management information systems facility.

     In early July of 1998, representatives of Parent verbally advised a representative of Morgan Stanley of their continued interest in acquiring the Company -- at a price substantially similar to the $20.00 per share previously offered. Morgan Stanley indicated that such an offer would not be interesting to the Company and discussions broke off in July of 1998.

     Parent and J.P. Morgan continued to monitor the performance of the Company during the remainder of 1998.

     On February 10, 1999, a J.P. Morgan representative called Morgan Stanley to develop an understanding of the current situation at the Company. Based on that discussion, J.P. Morgan suggested to Parent that the Company might be receptive to a new approach.

     Parent decided in mid-March 1999 to renew its consideration of a proposal to acquire the Company. J.P. Morgan's engagement as financial advisor to Motel 6 was renewed, effective March 18, 1999, and Parent retained the law firm of Proskauer Rose LLP, as its special legal counsel ("Proskauer").

     On April 6, 1999, representatives of Parent and J.P. Morgan met with representatives of Morgan Stanley and MSREF in New York. Parent expressed renewed interest in acquiring the Company and indicated that it could be willing to pay a price "within striking distance" of $20.00 per share.

     On April 7, 1999, Morgan Stanley provided to Parent a package of updated information on certain aspects of the Company's current financial situation and J.P. Morgan provided to the Company a due diligence request list which also contained several questions for the Company. The Company responded to such list on April 8, 1999 and provided Parent with additional operating and financial data. Also, on April 8, 1999, J.P. Morgan delivered to Morgan Stanley a term sheet outlining the potential structure, required internal approvals and due diligence process being contemplated by Parent. No price was indicated in the term sheet.

     On June 1, 1999, a representative of Parent submitted a letter and term sheet to a representative of the Company, offering to acquire the Company for $21.00 per share.

     On June 7, 1999, representatives of J.P. Morgan and Morgan Stanley met to review the offer. Morgan Stanley reported that the offer was not attractive and that the Company believed that it could justify a higher value. However, the parties agreed that it would be worthwhile to develop draft agreements to identify in detail the basis of each party's understanding of a potential transaction and to conduct due diligence.

     On June 14, 1999, in connection with Parent's continued interest in considering a possible business combination involving Parent and the Company and to confirm, supplement and extend the confidentiality and standstill agreement, dated March 5, 1998, between Parent and the Company, Parent and the Company entered into a subsequent confidentiality and standstill agreement containing customary provisions pursuant to which, among other matters, Parent has agreed to keep confidential all nonpublic, confidential or proprietary information furnished to it by the Company, subject to certain exceptions, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the SEC in connection with the Offer and which is incorporated herein by reference.

     On June 17, 1999, J.P. Morgan distributed to the Company, Morgan Stanley and the MS Entities initial drafts of the agreements for review.

     Between June 22 and June 25, 1999, due diligence was carried out by representatives of Parent and its advisors in Columbus, Ohio.

     On July 1, 1999, J.P. Morgan advised Morgan Stanley that, having taken the due diligence findings into account, Parent was able to reconfirm its offer of $21.00 per share, subject to certain key conditions.

     On July 2, 1999, Morgan Stanley representatives reported to J.P. Morgan that the $21.00 offer was not acceptable to their client.

     Commencing on July 4, 1999, a series of intermittent negotiations took place on a daily basis between representatives of J.P. Morgan and Morgan Stanley, and occasionally representatives of Parent and MSREF. The Supervisory Board of Parent approved the general terms of the Merger and the Offer on July 7, 1999 and authorized the President of Parent to conclude negotiations with respect to the final offer price and contract language. Agreement on the final $22.75 offer price was reached on July 8, 1999. Negotiations over contract language were completed on Saturday July 10, 1999.

     The Board approved the Offer and the Merger on Saturday, July 10, 1999. The definitive agreements were signed by representatives of Parent and the Company later that evening.

     The proposed transaction was publicly announced by a joint press release issued by Parent and the Company in the early hours of July 12, 1999, a copy of which is filed as an exhibit to the Schedule 14D-1 and which is incorporated herein by reference.

  The Merger Agreement

     The following is a summary of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Merger Agreement.

     THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as practicable (but in no event later than five business days after the public announcement of the execution of the Merger Agreement). Purchaser has commenced the Offer in accordance with the terms of the Merger Agreement.

     Subject to the terms of the Merger Agreement and subject to the prior satisfaction or waiver of the conditions of the Offer (including, without limitation, the Minimum Condition), Purchaser will accept for payment and pay for, as soon as it is legally permitted to do so under applicable law, all Shares validly tendered and not withdrawn. The obligation of Purchaser to accept for payment and pay for Shares validly tendered on or prior to the expiration of the Offer and not withdrawn is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 13 -- "Certain Conditions of the Offer" hereof. Purchaser and Parent have agreed that Purchaser will not amend or waive the Minimum Condition to be less than 51% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock and will not decrease the Offer Price or decrease the number of Shares sought, amend the conditions to the Offer or impose conditions to the Offer in addition to those set forth in Section 13 -- "Certain Conditions of the Offer" hereof without the prior consent of the Company.

     EXTENSION OF THE OFFER. Purchaser is entitled to and shall, and Parent agrees to cause Purchaser to, extend the Offer (and defer the Expiration Date) for a period ending October 14, 1999, in one or more periods of not more than 10 business days each, if at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived ("Extension A"). Purchaser also is entitled, but shall be under no obligation, to extend the Offer (and to defer the Expiration Date) further for an additional period ending December 14, 1999 (in one or more periods of not more than 10 business days each) following an extension pursuant to Extension A, if at the Expiration Date, as deferred pursuant to Extension A, the HSR Condition, the Governmental Regulation Condition or the Trading Suspension Condition (as defined in Section 13 -- "Certain Conditions to the Offer") have not been satisfied or waived ("Extension B"). If Purchaser has not sent the Company written notice of an extension pursuant to Extension B on or before October 8, 1999, Purchaser will be obligated to extend the Offer as set forth in Extension B upon written demand of the Company delivered to Purchaser on or before October 12, 1999. Furthermore, at the Expiration Date, if all conditions to the Offer have been satisfied or waived, and for so long as less than 90% of the outstanding shares of Company Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, Purchaser may, in its sole discretion and without the consent of the Company, extend the Offer (and defer the Expiration Date) for up to an additional 20 business days in the aggregate (in periods of no more than five business days each). In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase without the consent of the Company. Any extension of the Offer in accordance therewith shall defer the Expiration Date until the latest date to which the Offer is so extended. During any such extension, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering stockholder to withdraw his, her or its Shares. See Section 4 -- "Withdrawal Rights".

     BOARD REPRESENTATION, DIRECTORS. The Merger Agreement provides that, promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates bears to the total number of shares of Company Common Stock then outstanding. The Company will, upon request of and as specified by Purchaser or Parent, on the date of such request, increase the size of the Board and/or secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Board, and will take all actions necessary to cause Parent's designees to be so elected or appointed. At such times, the Company will use its reasonable best efforts to cause individuals designated by parent to constitute the same percentage as such individuals represent on the Board, each committee of the Board (other than any committee of the Board established to take action under the Merger Agreement), each board of directors of each Subsidiary (as defined in the Merger Agreement) and each committee of each such board. Notwithstanding the foregoing, until the Effective Time, the Company will retain as members of its Board at least two directors who are directors of the Company on the date of the Merger Agreement; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent will always have its designees represent at least a majority of the entire Board.

     From and after the time, if any, that Parent's designees constitute a majority of the Board, the unanimous vote of the entire Board is required for the Company to: (i) amend or terminate the Merger Agreement, (ii) extend the time for performance of any of the obligations of Parent or Purchaser thereunder, (iii) waive any condition or any of the Company's rights or remedies thereunder, or (iv) amend the Company's certificate of incorporation or by-laws.

     THE MERGER. Following consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware Law, at the Effective Time Purchaser will be merged with and into the

Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the successor or surviving corporation and will be an indirect, wholly owned subsidiary of Parent (the "Surviving Corporation"). Hereinafter, the date on which the Closing of the Merger will take place is referred to as the "Closing Date". The Merger will become effective at such time as a duly prepared certificate of merger or certificate of ownership and merger is filed with the Secretary of State of the State of Delaware in accordance with Delaware Law or such other time as is agreed upon by the parties and specified in the certificate of merger or certificate of ownership and merger (the "Effective Time").

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement also provides that, at the Effective Time, the Certificate of Incorporation and the By-Laws of Purchaser will be the Certificate of Incorporation and the By-Laws of the Surviving Corporation, provided that such Certificate of Incorporation will be amended to change the name of the corporation to "Red Roof Inns, Inc."

     CONVERSION OF SECURITIES. Pursuant to the Merger Agreement, at the Effective Time, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock, par value $0.01 per share, of the Surviving Corporation. All Shares that are owned by the Company as treasury stock, all Shares owned by owned by a subsidiary of the Company, and all Shares owned by Parent, Purchaser or any wholly owned subsidiary of Parent immediately prior to the Effective Time (all such Shares being "Ineligible Shares") will be canceled and retired and cease to exist without payment of any consideration therefor. In addition, each Share issued and outstanding immediately prior to the Effective Time (other than Ineligible Shares and the shares of Dissenting Common Stock (as defined below), will be converted into the right to receive the Offer Price payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Shares. All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each certificate evidencing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon its surrender in accordance with this Offer to Purchase, without interest.

     Notwithstanding the above, any Dissenting Shares will not be converted into the right to receive the Merger Consideration, but instead, holders of Dissenting Shares will be entitled only to the rights granted by the provisions of Section 262 of Delaware Law, which entitles dissenting stockholders to receive a judicial determination of the fair value of their shares and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Such judicially determined fair value could be more or less than the Merger Consideration. See Section 14 -- "Certain Legal Matters and Regulatory Approvals".

     STOCK OPTIONS; STOCK PURCHASE PLAN. Parent and the Company will take all actions necessary to provide that, effective as of the date of the consummation of the Offer, and contingent upon the consummation of the Offer, (i) each outstanding employee stock option to purchase Shares (an "Option") granted under the Company's Amended and Restated 1994 Management Incentive Equity Plan (the "MEIP") and the Company's 1995 Director Stock Option Plan (collectively, the "Option Plans"), whether or not then exercisable or vested, will be canceled and
(ii) in consideration of such cancellation, the Company (or, at Parent's option, Purchaser) will pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding taxes). However, such cancellation and payment shall occur at the Effective Time with respect to any Option that is held by an individual who is subject to Section 16 of the Securities Exchange Act with respect to Company equity securities and who consents, prior to the consummation of the Offer and in form reasonably satisfactory to Parent, to the cancellation of such Option at the Effective Time. As of the date of the consummation of the Offer, the Option Plans will terminate and all rights and obligations of the Company and the holder of any Option under any provision of the Option Plans, any agreement entered into thereunder or any other plan, program or arrangement providing for the issuance of grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be canceled. The Company will take all action necessary to ensure that, after the time of the consummation of the Offer, no person shall have any right under the Option Plans or any other plan, program or arrangement with respect to equity securities of the Company, or any direct or indirect Subsidiary of the Company.

     Notwithstanding any other provisions of the Amended and Restated 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), the Company will take all actions necessary or appropriate so that all outstanding rights will be exercised for all participants in the Stock Purchase Plan in accordance with the terms thereof. Prior to the Effective Time, the Company will take (or cause to be taken) all actions as are necessary or appropriate to effectuate the termination of the Stock Purchase Plan in accordance with its terms and the Internal Revenue Code of 1986, as amended and other applicable law. The Company will promptly deliver to Parent prior to the Effective Time true and complete copies of all documentation relating to or arising from the termination of the Stock Purchase Plan.

     STOCKHOLDERS' APPROVAL. Pursuant to the Merger Agreement, if required by applicable law to consummate the Merger, the Company will (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purposes of considering and taking action upon the Merger Agreement; (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders; (iii) use its reasonable best efforts to obtain the necessary stockholder approval of the Merger and Merger Agreement; and (iv) subject to the fiduciary obligations of the Board under applicable law as advised by independent counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

     Parent shall vote, or cause to be voted, all the Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

     However, if Parent, Purchaser or another subsidiary of Parent acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, each of the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with the "short-form" merger provisions of Section 253 of Delaware Law.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations and warranties by the Company with respect to organization; capitalization; authorization relative to the Merger Agreement; validity of the Merger Agreement; consents, approvals and violations; SEC reports and financial statements; no undisclosed liabilities; absence of certain changes; employee benefit matters; litigation; no defaults under certain contracts and compliance with applicable laws; taxes; property; environmental matters; intellectual property; material contracts; labor matters; restrictions on business activities; year 2000 compliance; vote required with regard to the Merger; brokers; opinion of financial advisor and certain other matters.

     CONDUCT OF BUSINESS PENDING THE MERGER. Under the Merger Agreement, the Company has agreed that during the period from the date of the Merger Agreement and continuing until such time as the Purchaser's designees constitute a majority of the members of the Board, unless as contemplated by the Merger Agreement or as required by applicable laws and regulations of any governmental entity, national stock exchange or over-the-counter market, Parent otherwise agrees in writing, the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course of business consistent with past practices subject to the following:

          (a) the Company will not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any Company Common Stock or any capital stock or any other securities of the Company or capital stock or any other securities of any of its subsidiaries beneficially owned by it, either directly or indirectly; (ii) amend or cause to be amended its Certificate of Incorporation or By-laws or similar organizational documents of any of its subsidiaries; or (iii) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the subsidiaries of the Company;

          (b) neither the Company nor any of its subsidiaries will: (i) declare, set aside or pay any dividend or other distribution with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire, any shares of capital stock of the Company or its subsidiaries (other than shares of Company Common Stock reserved for issuances pursuant to the exercise of Options outstanding on the date of the Merger Agreement); (iii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any right to any trademark, service mark or trade name owned by it or over which it has any right whatsoever, including, without limitation, enter into any franchise agreements (excluding transactions consummated or agreements made pursuant to commitments existing prior to the date of the Merger Agreement and disclosed in writing to Parent and Purchaser other than the construction projects in Revere, Massachusetts or downtown Cleveland, Ohio); (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any (A) real property (other than furniture, fixtures and equipment which will be treated as set in clause (B) of this paragraph (b)(iv), including without limitation any motel or other lodging facility or (B) any personal property having an aggregate fair market value of $100,000 in a single transaction or a series of related transactions (excluding for purposes of this clause (iv) transactions consummated or agreements made pursuant to commitments existing prior to the date thereof and disclosed in writing to Parent and Purchaser other than the construction projects in Revere, Massachusetts or downtown Cleveland, Ohio); (v) incur or modify any indebtedness or other liability, except that the Company may borrow money for use in the ordinary and usual course of business if neither the Company nor any of its subsidiaries makes any borrowing or incurs any indebtedness or other liability that would cause the Company's consolidated debt to exceed $502.0 million (excluding borrowings made or indebtedness incurred solely to finance payments required to be made by the Company for fees and expenses in connection with the Merger Agreement and the transactions contemplated therein; provided that the Company has the right to cure any failure to comply with this clause (v) of this paragraph (b) by taking, no later than the Expiration Date, any action that is not otherwise in violation of the provisions of the Merger Agreement (which action may include, without limitation, additional capital contributions from one or more of its stockholders without any further issuance of equity of other securities to any such stockholder); (vi) enter into any agreement for the management of any motel or other lodging facility owned or leased by the Company or any of its subsidiaries; (vii) make any capital expenditures in excess of $2.1 million during the Company's third fiscal quarter and $1.6 million during the Company's fourth fiscal quarter of 1999; or (viii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (c) neither the Company nor any of its subsidiaries will (i) modify, amend or terminate any of its contract, agreement or commitment, whether oral or written, to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties, assets and rights of any kind whatsoever (whether real, personal or mixed, and whether tangible or intangible) owned by them is bound, as each such contract or commitment may have been amended, modified or supplemented (A) which has a term ending one year or more from the date of its execution and may not be terminated by the Company in its sole and absolute discretion upon no more than 30 days' notice without penalty or payment in an amount in excess of $1,000,
     (B) pursuant to which the Company or any subsidiary expects to or is scheduled to receive (assuming full performance pursuant to the terms thereof) revenue of, or to pay (assuming full performance pursuant to the terms thereof), $200,000 or more during the 12-month period following the date of the Merger Agreement, or (C) which has been or, as of the date of the Merger Agreement, would be required to be, filed as an exhibit to the Company's SEC filings; or (ii) waive, release or assign any rights or claims thereunder;

          (d) neither the Company nor any of its subsidiaries will permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent;

          (e) neither the Company nor any of its subsidiaries will: (i) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; (ii) make any loans, advances or capital contributions to, or investments in, or acquisitions of, any other person or entity (other than to subsidiaries of the Company); or (iii) enter into any commitment or transaction with respect to any of the foregoing (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

          (f) neither the Company nor any of its subsidiaries will change any of the accounting methods used by it unless required by United States Generally Accepted Accounting Principles ("GAAP") or applicable law;

          (g) neither the Company nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (h) neither the Company nor any of its subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time (except for representations made as of a specific date);

          (i) except as described under "The Merger Agreement -- Stock Options; Stock Purchase Plan" above, the Company will not amend or change the period (or permit any acceleration, amendment or change) of exercisability of Options granted under any Option Plan or authorize cash payments in exchange for any Options;

          (j) neither the Company nor any subsidiary will increase the compensation payable or to become payable to its officers, directors or key employees;

          (k) neither the Company nor any of its subsidiaries will terminate any officer or other key employee, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any Subsidiary or establish, adopt, enter into or terminate or amend any employee benefit plan;

          (l) neither the Company nor any of its subsidiaries will fail to use best efforts to preserve intact the business organizations, goodwill, rights, licenses, permits and franchises of the Company and its subsidiaries and maintain its existing relationships with customers, suppliers and other persons or entities having business dealings with them;

          (m) neither the Company nor any of its subsidiaries shall fail to keep in full force and effect adequate insurance overages and maintain and keep its properties and assets in good repair, working order and condition, normal wear and tear excepted; and

          (n) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     CONFIDENTIALITY AGREEMENT. Unless otherwise required by law, Parent has agreed to hold any information furnished to it by the Company which is non-public in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent dated as of March 5, 1998, as confirmed, supplemented and extended by the letter agreement between Parent and the Company dated June 14, 1999 (the "Confidentiality Agreement").

     NO SOLICITATION. The Company has agreed that it and its subsidiaries will not, and will use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its subsidiaries not to, (i) initiate, solicit or encourage (including by way of furnishing non-public information), directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below), (ii) except as described below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. The Company is also required to promptly request each person that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all non-public information furnished to such person by or on behalf of the Company or any of its subsidiaries.

     However, the Company, the Board and the Company's officers, employees, accountants, consultants, counsel, financing sources and other representatives
(i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if the Board determines in good faith, based upon advice of its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with its fiduciary duties under applicable law, and (ii) will be permitted to take and disclose to the Company's stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

     Any non-public information furnished to a Potential Acquiror will be limited to that non-public information that has been furnished to Parent and the Company's officers, employees, accountants, consultants, counsel, financing sources and other representatives and shall be furnished pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement. In the event that the Company determines to provide any information as described above, or receives any Acquisition Proposal, it will promptly inform Parent in writing as to the fact that information is to be provided and will furnish to Parent the identity of the recipient of such information or the Potential Acquiror and the terms of such Acquisition Proposal, except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action described in this sentence would be inconsistent with its fiduciary duties under applicable law. The Company has agreed to keep Parent reasonably informed of the status of any such Acquisition Proposal except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action would be inconsistent with the Board's fiduciary duties under applicable law.

     The Board may not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; provided that the Board may withdraw or modify or propose to withdraw or modify its recommendation of the Merger Agreement, the Offer or the Merger or recommend or propose to recommend an Acquisition Proposal if, in each case, the Board determines in good faith, after receiving written advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal (as defined below) and determines in good faith, based upon advice of its outside legal counsel, that it would be inconsistent not to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company will provide reasonable notice to Parent to the effect that it is taking such action. The Board may not authorize the Company to enter into any agreement with respect to an Acquisition Proposal (even if it is a Superior Proposal).

     "Acquisition Proposal" means any offer or proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership of all or a material portion of the assets of, or any material equity interest in, the Company or its material subsidiaries pursuant to a merger, consolidation or other business combination, recapitalization, sales of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material subsidiaries (other than the transactions contemplated by the Merger Agreement). The term "Superior Proposal" means any proposal to acquire directly or indirectly, for consideration consisting of cash or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board determines in good faith to be more favorable to the Company and its stockholders than the Offer and the Merger (based on written advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed.

     DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. Parent has agreed, from and after the consummation of the Offer, to cause the Surviving Corporation (which, for purposes of this section, will include the provision of necessary funds to the Surviving Corporation, if necessary) to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer, director, employee or agent (the "Indemnified Party") of the Company or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to any matter or fact arising or existing prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date of the Merger Agreement, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Offer, Parent has agreed to cause the Company (or the Surviving Corporation if after the Effective Time) (which, for purposes of this section, will include the provision of necessary funds to the Surviving Corporation, if necessary) to periodically advance to such Indemnified Party its legal and other expenses, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

     Pursuant to the Merger Agreement, all rights to indemnification and all limitations of liability existing in favor of the Indemnified Party as provided under Delaware law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date of the Merger Agreement will survive the Merger and will continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time. However, in the event any Claim or Claims are asserted or made within such six year period, all rights to indemnification in respect of any such Claim or Claims will continue until disposition of any and all such Claims. In addition, any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, the Company's Certificate of Incorporation or By-laws or such agreements, as the case may be, will be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent. Furthermore, nothing in this "Directors' and Officers' Insurance and Indemnification" section will impair any rights or obligations of any present or former directors or officers of the Company.

     In the event Parent or Purchaser or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, in each such case, proper provision will be made so that the successors and assigns of Parent and Purchaser assume the obligations described above. However, in the case of any such assignment by Parent or Purchaser, Parent and Purchaser will remain liable for all of their respective obligations under the Merger Agreement.

     In addition, for a period of six years after the Effective Time, Parent will cause the Surviving Corporation (which, for purposes of this paragraph, shall include the provision of necessary funds to the Surviving Corporation, if necessary) to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured parties) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time. However, Parent shall not be obligated to cause the Surviving Corporation to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will cause the Surviving Corporation (which, for purposes of this paragraph, will include the provision of necessary funds to the Surviving Corporation, if necessary) to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. In addition, if such insurance coverage cannot be obtained at all, Parent shall purchase all available run-off insurance policies with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this paragraph, does not exceed the Maximum Premium.

     FEES AND EXPENSES. All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. The Company has agreed that all legal, accounting, advisory, investment banking, brokerage and agency fees and expenses that have been or will be incurred by it in connection with the Merger Agreement and the transactions contemplated thereby will not, in the aggregate, exceed $8,000,000 and that all such fees and expenses will be documented in reasonable detail.

     EMPLOYEE MATTERS. Prior to the Effective Time, the Company will take all such steps as may be required to cause the transactions contemplated under "The Merger Agreement -- Stock Option; Stock Purchase Plans" above and any other dispositions of Company equity securities (including derivative securities) in connection with the Merger Agreement or the transactions contemplated thereby by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive letter dated January 12, 1999, issued by the Securities and Exchange Commission to Skadden, Arps, Slate, Meagher & Flom LLP.

     Pursuant to the Merger Agreement, Parent will cause the Surviving Corporation to treat service with the Company and any Subsidiary prior to the Effective Time by each employee of the Company and any Subsidiary in the same manner as service with the Parent or its subsidiaries is treated for eligibility and vesting purposes (and excluding benefit accrual purposes, including, without limitation, benefit service under any defined benefit pension plan) under any benefit plan of Parent or its subsidiaries in which any such employee is eligible to participate following the Effective Time. However, neither Parent nor the Surviving Corporation shall be obligated to (i) make any particular benefit plan or benefit available to any such employee, (ii) continue any particular benefit plan or benefit or (iii) refrain from terminating or amending any particular benefit plan or benefit.

     Also, Parent has agreed to cause the Surviving Corporation to honor, in accordance with their terms, and to make required payments when due under, all benefit plans maintained or contributed to by the Company or any subsidiary or to which the Company or any subsidiary is a party (including but not limited to employment, incentive and severance agreements and arrangements), that are applicable with respect to any employee, director or stockholder of the Company or any subsidiary (whether current, former or retired) or their beneficiaries. However, the foregoing shall not preclude the Surviving Corporation from amending or terminating any such benefit plan in accordance with its terms. Parent, Purchaser and the Company each acknowledge that the consummation of the Offer will constitute a "Change in Control" for purposes of each benefit plan in which such concept is relevant, notwithstanding any provision of any such benefit plan to the contrary.

     With respect to any welfare plans in which employees of the Company and its subsidiaries are eligible to participate after the Effective Time, Parent will, and will cause the Surviving Corporation to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any such plan.

     As soon as practicable following December 31, 1999, Parent will or will cause the Surviving Corporation to pay to each person who is a participant in the Company's 1999 Management Incentive Plan (the "MIP"), as of the date of the Merger Agreement, a cash lump sum payment equal to the amounts set forth in the Merger Agreement prorated as set forth in the next sentence and otherwise in accordance with the MIP. Each such amount will be prorated by multiplying it by a fraction, (i) the numerator of which is (A) the number of days that have elapsed during calendar 1999 up to and including the consummation of the Offer plus (B) thirty (but in no event shall the numerator be greater than the total number of days during calendar 1999) and (ii) the denominator of which is the total number of days in calendar 1999. Parent will or will cause the Surviving Corporation to maintain in effect through December 31, 1999 each other benefit plan (other than the MIP) that is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is an annual bonus plan as specifically listed in the Merger Agreement, in each case as such benefit plan is in effect on the date of the Merger Agreement.

     CONDITIONS TO THE MERGER. The respective obligation of each party to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) Stockholder Approval. The Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Company's Certificate of Incorporation, in order to consummate the Merger;

          (b) HSR Act. Any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated.

          (c) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic governmental entity or authority of competent jurisdiction which prohibits the consummation of the Merger;

          (d) Consents. All foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated in the Merger Agreement will have been obtained and will be in effect at the Effective Time, except for such consents the failure of which to obtain would not have a material adverse effect on the Company and its subsidiaries taken as a whole;

          (e) Injunctions. There will be no order or injunction of a foreign or United States federal or state court or other governmental entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and

          (f) Purchase of Shares in Offer. Parent, Purchaser or their affiliates will have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer or the Tender and Voting Agreement, except that Parent and Purchaser will not be entitled to rely on this condition if Purchaser has failed to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement.

     TERMINATION. The Merger Agreement may be terminated and the Merger contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval:

          (a) By the mutual consent of the Management Board of Parent and/or the Supervisory Board of Parent, on the one hand, and the Board, on the other;

          (b) By either of the Board, on the one hand, or the Management Board and/or the Supervisory Board of Parent, on the other:

             (i) if any governmental entity or court of competent jurisdiction issues an order, decree, injunction or ruling or takes any other action (which order, decree, injunction, ruling or other action the parties to the Merger Agreement has used their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated in the Merger Agreement and such order, decree, injunction, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement has used all reasonable efforts to challenge such order, decree, injunction or ruling;

             (ii) if Parent or Purchaser has terminated the Offer and any option granted in the Tender and Voting Agreement has not been exercised and is not exercisable, provided that the right to terminate the Merger Agreement under this subsection (b) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase Shares in the Offer; or

             (iii) if the Offer has not been consummated prior to the Expiration Date as the same may be extended from time to time in accordance with the Merger Agreement and any option granted in the Tender and Voting Agreement has not been exercised and is not exercisable; provided that the right to terminate the Merger Agreement under this subsection
        (b)(iii) will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that has proximately contributed to the occurrence of the failure of the Offer to be consummated.

          (c) By the Board:

             (i) if Parent, Purchaser or any of their affiliates fail to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, however, that the Company may not terminate the Merger Agreement pursuant to this subsection (c)(i) if the Company is in material breach of the Merger Agreement; or

             (ii) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, there is a material breach by either Parent or Purchaser of any of the material covenants or agreements applicable to it contained in the Merger Agreement that is not cured within 15 business days after Parent and Purchaser receive written notice from the Company of the occurrence of such breach.

          (d) By the Management Board and/or the Supervisory Board of Parent, if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Section 13 -- "Certain Conditions to the Offer", Parent, Purchaser, or any of their affiliates have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, however, that Parent may not terminate the Merger Agreement pursuant to this subsection (d) if Parent or Purchaser is in material breach of the Merger Agreement.

     In the event of the termination of the Merger Agreement as provided above, the Merger Agreement will become null and void, and there will be no liability on the part of Parent or the Company, except (i) under the provisions of the Merger Agreement relating to brokers' or finders' fees, the Confidentiality Agreement and the Payment of the Non-Recommendation Fee (as defined below) and
(ii) nothing in the Merger Agreement will relieve any party of liability for fraud or for breach of the Merger Agreement (other than a breach arising solely out of the inaccuracy of a representation or warranty made by the Company that was accurate when made on the date thereof and which inaccuracy was not intentional on the part of the Company).

     Pursuant to the Merger Agreement, in the event that the Board (i) withdraws or modifies or proposes to withdraw or modify, in any manner adverse to Parent or Purchaser, the approval or recommendation of such Board of the Merger Agreement, the Offer or the Merger or (ii) approves or recommends, or proposes to approve or recommend, any Acquisition Proposal, then the Company will, on the next succeeding business day, pay to Parent by wire transfer of immediately available funds to an account designated by Parent an amount equal to $30,000,000 (the "Non-Recommendation Fee"). If the Company fails to promptly pay the Non-Recommendation Fee, the Company will also pay Parent's out-of-pocket costs and expenses incurred in connection with litigation to obtain such payment.

  The Tender and Voting Agreement

     The following is a summary of the Tender and Voting Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Tender and Voting Agreement.

     Pursuant to the Tender and Voting Agreement and in order to induce Parent and Purchaser to enter into the Merger Agreement, the MS Entities, which collectively hold 18,400,000 shares of Company Common Stock, representing approximately 68.3% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock on the date of the Tender and Voting Agreement, have agreed to tender or cause the record owner thereof to tender all its Shares pursuant to the Offer and not to withdraw any Shares tendered in the Offer.

     Parent and Purchaser agree (a) not to decrease the price to be paid to the Company's stockholders in the Offer or the Merger below $22.75 per Share, and that (b) on the date that the Shares are accepted for payment and purchased by Purchaser pursuant to the Offer, Purchaser or Parent, as the case may be, shall make, or cause to be made by the paying agent, payment by wire transfer to each MS Entity of the purchase price for all its Shares that are tendered by it and accepted for payment and purchased by Purchaser to such account as is designated by such MS Entity in a letter of transmittal which accompanies the tender of the Shares.

     Each MS Entity has further agreed to vote (or cause to be voted) all Shares held by it (the "MS Shares") (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and the Tender and Voting Agreement and any actions required in furtherance thereof; and (ii) against any action or agreement that would impede, interfere with or prevent the Offer or the Merger, including any Acquisition Proposal (other than the Offer and the Merger). Each MS Entity has agreed not to enter into any agreement, arrangement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements described in this paragraph.

     Each MS Entity also has granted Parent and certain employees of Parent and/or its subsidiaries an irrevocable proxy to vote its Shares (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and the Tender and Voting Agreement and any actions required in furtherance thereof; and (ii) against any action or agreement that would impede, interfere with or prevent the Offer or the Merger, including against any Acquisition Proposal other than the Offer and the Merger.

     In addition, each MS Entity has granted to Purchaser an irrevocable option (each an "MS Option") to purchase all its Shares at a price per Share equal to the Offer Price. Purchaser may exercise each MS Option, in whole but not in part, only if either of the following occur (each a "Triggering Event"): (i) the Offer is terminated without Purchaser purchasing Shares thereunder solely because the Minimum Condition has not been met; or (ii) the Offer is consummated without each MS Entity having tendered all its Shares in accordance with the Tender and Voting Agreement. However, Purchaser will not be entitled to purchase the Shares pursuant to any MS Option if Purchaser has failed to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement. Purchaser must exercise, contemporaneously with any given MS Option, all other MS Options that are then exercisable. Upon the purchase of the Shares of any MS Entity pursuant to an MS Option, Purchaser will complete the Merger in accordance with, and subject to the terms and conditions set forth in the Merger Agreement, unless the Company has breached its obligations pursuant to the last sentence of Section 5.4(d) of the Merger Agreement, which provides that the Board will not authorize the Company to enter into any agreement with respect to any Acquisition Proposal (even if it is a Superior Proposal).

     The obligation of each MS Entity to sell its Shares pursuant to an exercise of an MS Option is subject to the following conditions:

          (i) The representations and warranties of Purchaser contained in the Tender and Voting Agreement are true and correct in all material respects on the date thereof.

          (ii) All waiting periods under the HSR Act applicable to the exercise of the MS Option have expired or been terminated.

          (iii) There is no preliminary or permanent injunction or other order, decree or ruling issued by a governmental entity or court of competent jurisdiction, nor any statute, rule, regulation or order promulgated or enacted by any governmental entity, prohibiting the exercise of the applicable MS Option.

          (iv) Purchaser has purchased all the Shares held by all the MS
     Entities.

     The obligation of Purchaser to purchase Shares held by the MS Entities pursuant to an exercise of an MS Option is subject to the following conditions:

          (a) The representations and warranties of the MS Entities contained in the Tender and Voting Agreement are true and correct in all material respects on the date thereof.

          (b) After giving effect to the closing of a purchase of Shares upon the exercise of the MS Option (the "Tender Agreement Closing"), Purchaser will have purchased at least 18,400,000 shares of Company Common Stock in the aggregate, which 18,400,000 shares represent at least 68.3% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock as of the date of the Tender and Voting Agreement (and no less than 51% of such Shares on the date of the Tender Agreement Closing), from the MS Entities.

          (c) any applicable waiting period under the HSR Act has expired or terminated.

          (d) at any time on or after the occurrence of a Triggering Event and before the Tender Agreement Closing:

             (i) there is not any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the MS Options or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (1) prohibits, or imposes any material limitations on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of the Shares or the MS Shares or the consummation of the MS Options or the Merger, (3) restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all the Shares or the MS Shares, or (4) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares or the MS Shares, including, without limitation, the right to vote the Shares or the MS Shares to be purchased by it on all matters properly presented to the Company's stockholders, provided, however, that Parent shall have used its reasonable best efforts to cause any such judgment, order or injunction to be vacated or lifted;

             (ii) there is not any action or proceeding pending or instituted by any domestic or foreign national or federal governmental regulatory or administrative agency or authority, or by any U.S. state governmental regulatory or administrative agency or authority, which: (A)(1) seeks to prohibit, or impose any material limitation on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) seeks to prohibit or make illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the MS Options or the Merger, (3) seeks to restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all the Shares or the MS Shares or (4) seeks to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares or the MS Shares, including, without limitation, the right to vote the Shares or the MS Shares purchased or to be purchased by it on all matters properly presented to the Company's stockholders; and (B) Parent shall have used all reasonable best efforts to cause to be dismissed; and (C) the Management Board or Supervisory Board of Parent shall have determined, after consultation with legal counsel, would, if adversely determined, have any of the results described in any of clauses (A)(1) through
        (A)(4) of this paragraph (ii) if the relief sought were to be obtained;

             (iii) the representations and warranties of the Company set forth in the Merger Agreement are true and correct in any respect, disregarding for this purpose any standard of materiality contained in any such representation or warranty, as of the date of consummation of the MS Options as though made on or as of such date, except (A) for changes specifically permitted by the Merger Agreement or (B)(1) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (2) where the failure of such representations and warranties to be true and correct, do not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; or

             (iv) the Company shall not have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it (including, without limitation, if the Company shall have entered into any definitive agreement or any agreement in principle with any person or entity (other than Parent, Purchaser or any affiliate thereof) with respect to an Acquisition Proposal or similar business combination with the Company); or

             (v) there shall not have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the Nasdaq National Market System or the Paris Stock Exchange, which suspension or limitation shall have continued for at least five New York Stock Exchange trading days, (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or in France or any limitation (whether or not mandatory) by Federal, state or foreign authorities on the extension of credit by lending institutions, which moratorium, suspension, or limitation is reasonably likely to materially affect the ability of Parent to pay for the Shares, (C) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or France and reasonably likely to have a material adverse effect on the Company and its subsidiaries taken as a whole or materially and adversely affect the consummation of the Options or the Merger, or (D) in the case of clauses (A), (B) and
        (C) above existing at the time of the giving of the Exercise Notice, a material acceleration or worsening thereof.

     Except as provided above, until the termination of the Tender and Voting Agreement, each MS Entity has agreed not to, directly or indirectly, (i) transfer to any entity any or all of its Shares held by it; or (ii) grant any proxies or powers of attorney, deposit any of its Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Shares. However, no MS Entity is prohibited from transferring any or all of its Shares to an affiliate of such MS Entity (excluding the Company and any entity that directly, or indirectly through one or more intermediaries, are controlled by the Company) which is or agrees to be bound by the Tender and Voting Agreement, provided that such MS Entity continues to remain liable for all its obligations under the Tender and Voting Agreement.

     Each MS Entity has also agreed, solely in its capacity as a stockholder of the Company, that it and its subsidiaries or affiliates will not, and such MS Entity will cause its officers, directors, partners, shareholders, members, employees and agents or representatives, not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal or engage in negotiations or discussions with, or furnish any information or data to, any third party relating to an Acquisition Proposal. In addition, the MS Entities will promptly inform Parent of the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by them in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry, which the MS Entities may receive in respect of any Acquisition Proposal. The MS Entities will also promptly request any person or other entity that has received any non-public information in connection with its consideration of an Acquisition Proposal to return all such non-public information furnished to such person or entity by or on behalf of the MS Entities, the Company or any of the Company's subsidiaries. Any action taken by the Company or any member of the Board or any affiliate of any MS Entity (excluding the Company and any entity that directly, or indirectly through one or more intermediaries, are controlled by the Company) as a financial advisor to the Company in his or its capacity as such in accordance with the terms of the Merger Agreement shall be deemed not to violate this paragraph.

     The Tender and Voting Agreement, and all rights and obligations of the parties thereunder, will terminate upon the earlier of (a) the date upon which Purchaser has purchased and paid for all of the Shares of the MS Entities in accordance with the terms of the Offer or pursuant to an exercise of the MS Options, (b) the date on which the MS

Options have expired in accordance with the Tender and Voting Agreement, or (c) the date upon which the Merger Agreement is terminated in accordance with its terms.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER

     PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will be an indirect, wholly owned subsidiary of Parent. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

     VOTE REQUIRED TO APPROVE MERGER. Delaware Law requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board and by the holders of a majority of the outstanding Shares. The Board has approved the Offer and the Merger; in addition, under the Tender and Voting Agreement, the MS Entities have agreed to tender and sell all of its Shares pursuant to the Offer. As the MS Shares constituted approximately 68.3% of all issued and outstanding Shares as of the date of the Merger Agreement and more than 51% of a fully diluted basis, Purchaser will have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. The Company would, however, be required to provide certain notice of the Merger to stockholders, as required by law. However, Delaware Law also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short form" merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Offeror acquires or controls at least 90% of the outstanding Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, other stockholders of the Company.

     PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's business.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by the public.

     If the Offer and Merger are consummated, the Shares will no longer meet the requirements of the NYSE for continued listing and will be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE considers delisting the Shares if, among other things, the number of record holders of at least 100 Shares falls below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their immediate families and other concentrated holdings of ten percent or more ("NYSE Excluded Holdings")) falls below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) falls below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE delists the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Following the Offer, the Shares will no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares will no longer be used as collateral for loans made by brokers.

     Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of their Shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act is terminated, the Shares will no longer be "margin securities" or be eligible for NYSE or NASDAQ reporting.

13. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer (subject to the provisions of the Merger Agreement), Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered shares if:

          (i) there have not been validly tendered and not withdrawn prior to the expiration of the Offer at least 18,400,000 shares of Company Common Stock, which represent at least 68.3% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock on the date of the Merger Agreement,

          (ii) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer (the "HSR Act Condition"), or

          (iii) at any time on or after the date of the Merger Agreement, and before the expiration of the Offer, any of the following events shall occur and be continuing:

             (a) there is any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (1) prohibits, or imposes any material limitations on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all the Shares, or (4) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, provided, however, that Parent shall have used its reasonable best efforts to cause any such judgment, order or injunction to be vacated or lifted (the "Governmental Regulation Condition"); or

             (b) there is any action or proceeding pending or instituted by any domestic or foreign national or federal governmental regulatory or administrative agency or authority, or by any U.S. state governmental regulatory or administrative agency or authority, which: (A)(1) seeks to prohibit, or impose any material limitation on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) seeks to prohibit or make illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) seeks to restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all the Shares or (4) seeks to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; and (B) Parent shall have used all reasonable best efforts to cause to be dismissed; and (C) the Management Board or Supervisory Board of Parent shall have determined, after consultation with legal counsel, would, if adversely determined, have any of the results described in any of clauses (A)(1) through (A)(4) of this paragraph (b) if the relief sought were to be obtained; or

             (c) the representations and warranties of the Company set forth in the Merger Agreement are not true and correct in any respect, disregarding for this purpose any standard of materiality contained in any such representation or warranty, as of the date of consummation of the Offer as though made on or as of such date, except (i) for changes specifically permitted by the Agreement or (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, do not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; or

             (d) the Company has breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it (including, without limitation, if the Company has entered into any definitive agreement or any agreement in principle with any person or entity (other than Parent, Purchaser or any affiliate thereof) with respect to an Acquisition Proposal or similar business combination with the Company); or

             (e) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the Nasdaq National Market System or the Paris Stock Exchange, which suspension or limitation will have continued for at least five New York Stock Exchange trading days, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or in France or any limitation (whether or not mandatory) by Federal, state or foreign authorities on the extension of credit by lending institutions, which moratorium, suspension, or limitation is reasonably likely to materially affect the ability of Parent to pay for the Shares,
        (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or France and reasonably likely to have a material adverse effect on the Company and its subsidiaries taken as a whole or materially and adversely affect the consummation of the Offer, or (iv) in the case of clauses (i), (ii) and (iii) above existing at the time of the commencement of the Offer, a material acceleration or worsening thereof (the "Trading Suspension Condition"); or

             (f) the Merger Agreement has been terminated in accordance with its terms;

which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the Merger Agreement, may be asserted by either of them or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, provided that the Minimum Condition may not be waived to be less than 51% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock.

14. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     GENERAL. Based upon its examination of publicly available information with respect to the Company, the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 14. See Section 13 -- "Certain Conditions of the Offer".

     STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma, in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted takeover laws. Purchaser does not know whether any of these laws do, by their terms, apply to the Offer or the Merger. Purchaser has not attempted to comply with any such laws other than Section 1707.041 of the Ohio Revised Code with respect to which Purchaser presently intends to make a filing. Should any person seek to apply any state takeover law or claim that Purchaser has not properly complied with any such law, Purchaser reserves the right to challenge the validity or applicability of any such law allegedly applicable to the Offer or the claim that it has not properly complied with any such law, in appropriate court proceedings or otherwise, and nothing contained in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws applies to the Offer or the Merger or that Purchaser has not properly complied with any such law, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger or that Purchaser has not properly complied with it, as the case may be. Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 13 -- "Certain Conditions of the Offer".

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2 -- "Acceptance for Payment and Payment for Shares".

     Pursuant to the HSR Act, Parent intends to file a Premerger Notification and Report Form (the "HSR Report") with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Parent intends to file the HSR Report on July 16, 1999, so as to allow the applicable HSR Act waiting period for the Offer to expire on or prior to 11:59 p.m., New York City time, on July 30, 1999. Pursuant to the HSR Act, Parent intends to request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4 -- "Withdrawal Rights". It is a condition to the consummation of the Merger that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 -- "Acceptance for Payment and Payment for Shares" and Section 13 -- "Certain Conditions of the Offer".

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 13 -- "Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

     DISSENTERS' RIGHTS. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares may have rights pursuant to the provisions of Section 262 of Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Dissenting Shares. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than, or in addition to, the Offer Price, the market value of the Dissenting Shares, including asset values, and the investment value of the Dissenting Shares. The value so determined could be greater or lower than the Offer Price.

     If any holder of Shares who demands appraisal under Section 262 of Delaware Law fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in Delaware Law, the Shares of such stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the terms of the Merger.

     A stockholder seeking to exercise dissenters' rights under Section 262 of Delaware Law may not tender his Shares in the Offer and will be further advised by the Company as to the steps necessary to exercise such rights. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF DELAWARE LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     GOING PRIVATE TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire any remaining Shares not held by it. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination, or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

15. FEES AND EXPENSES

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     J.P. Morgan is acting as Dealer Manager in connection with the Offer and as financial advisor to Motel 6 in connection with Parent's proposed acquisition of the Company, for which services J.P. Morgan will receive customary compensation. Motel 6 has also agreed to reimburse J.P. Morgan for its out-of-pocket expenses, including the fees and expenses of legal counsel, incurred in connection with its engagement, and to indemnify J.P. Morgan and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Purchaser and Parent have retained D.F. King & Co., as the Information Agent, and Harris Trust Company of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     The Information Agent and the Depositary will receive reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for their reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

16. MISCELLANEOUS

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 -- "Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                         Accor S.A.
                                         RRI Acquisition Corp.

                                         July 16, 1999

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

1. EXECUTIVE OFFICERS AND DIRECTORS OF PARENT

     The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments during the last five years, of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is Tour Maine Montparnasse, 33, avenue du Maine, Paris 75015, France. Unless otherwise indicated, each such person is a citizen of France, or, if the person is a corporation, partnership or other entity, the place of its organization is France. Unless otherwise indicated, each of the following persons has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

  Officers

JEAN-MARC ESPALIOUX
Mr. Espalioux has been Chairman of the Management Board and Chief Executive Officer of Parent since January 1997. Prior to that, Mr. Espalioux was Deputy Chief Executive Officer with Compagnie Generale des Eaux (now called Vivendi), a utilities company located at 42, avenue de Friedland 54008 Paris, France.

SVEN BOINET
Mr. Boinet has been a member of the Management Board of Parent in charge of hotel activities since January 1997. Mr. Boinet was Executive Vice-President of Parent since 1992. Mr. Boinet also has been a director of Groupe Lucien Barriere, a hotel and hospitality company, since 1989.

BENJAMIN COHEN
Mr. Cohen has been a member of the Management Board of Parent since January 1997 and Chief Financial Officer of Parent from 1994 to 1997. Mr. Cohen was Executive Vice-President of Parent since 1992. Mr. Cohen also has been a director of Tourism Asset Holdings Ltd., a company whose principal activity is investing in hotel and tourism properties located at Level 46, MLC Centre, 19-29 Martin Place, in Sydney, Australia 2000, since 1996.

JOHN DU MONCEAU
Mr. Du Monceau has been a member of the Management Board of Parent in charge of Corporate Services and Car Rental since January 1997. From 1992 to 1997, Mr. Du Monceau was Executive Vice-President of Parent.

  Directors

PAUL DUBRULE AND GERARD PELISSON
Messrs. Dubrule and Pelisson have been Co-Chairmen of the Supervisory Board of Parent since January 1997. They previously served as Chairmen and Chief Executive Officers of Parent, which they co-founded in 1967.

ISABELLE BOUILLOT
Member of Supervisory Board of Parent. Since 1995, Mrs. Bouillot has been the Deputy Chief Executive Officer of Caisse des Depots et Consignations, a state-owned financial institution located at 56, rue de Lille 75007 Paris, France. From 1991 to 1995, Mrs. Bouillot served as Budget Director in France's Ministry of the Economy and Finance.

BANQUE NATIONALE DE PARIS (BNP)
Member of Supervisory Board of Parent. BNP is one of the leading banks in France located at 2, rue Lafitte 75009 Paris, France. BNP is represented by Baudouin Prot, Chief Executive Officer of BNP since 1997. Since 1992, Mr. Prot served as Deputy Chief Executive Officer of BNP. Mr. Prot's current business address is 2, rue Lafitte 75009 Paris, France.

CDC PARTICIPATIONS
Member of Supervisory Board of Parent. CDC Participations, a subsidiary of the Caisse des Depots et Consignations, is located at Tour Maine-Montparnasse 33, avenue du Maine 75755 Paris, France and is represented by Willy Stricker, Chairman and Chief Executive Officer of CDC Participations (since 1995). From 1993 to 1995, Mr. Stricker was Chairman of Communication Development, an entity of Caisse des Depots et Consignation.

                                      SCH-1

IFIL FINANZIARIA DI PARTICIPAZIONI SPA
Member of Supervisory Board of Parent. IFIL Finanziaria di Participazioni Spa is an Italian financial and industrial corporation located at 26, corso Matteotti 10100 Torino-Italy, and represented by Gabriele Galateri di Genola, Managing Director and Chief Executive Officier of IFIL. Mr. Galateri di Genola's current business address is 26, corso Matteotti 10100 Torino-Italy.

SOCIETE GENERALE
Member of Supervisory Board of Parent. Societe Generale, located at Tour Societe Generale 17, Cours Valmy, is one of the leading French banks, represented by Patrick Duverger, Chief Executive Officer of Societe Generale, since 1997. From 1995 to 1997, Mr. Duverger was Chief Executive of International and Finance and from 1989 until 1995, served as Senior Executive Vice-President of the Capital Market Division. Mr. Duverger's current business address is Tour Societe Generale 17, Cours Valmy.

ETIENNE DAVIGNON
Member of Supervisory Board of Parent. Mr. Davignon is Chairman of Societe Generale de Belgique since 1992, a Belgian corporation, 30, rue royale B-1000 Bruxelles-Belgique.

RENAUD D'ELISSAGARAY
Member of Supervisory Board of Parent. Mr. d'Elissagaray served as a Member of the Management Board of Banque Louis Dreyfus from 1980 until 1987 which is located at 87 avenue Grande Armee 75116 Paris, France.

JEAN-MARIE FOURIER
Member of Supervisory Board of Parent. Ms. Fourier is a former Chief Executive Officer of Thomson, which is located at 173 Boulevard Haussmann 75008 Paris, France.

JEROME SEYDOUX
Member of Supervisory Board of Parent. Mr. Seydoux is Chairman and Chief Executive Officer of Pathe, a media company, which is located at 5, Boulevard Malesherbes 75008 Paris, France since 1991.

MAURICE SIMOND
Member of Supervisory Board of Parent. Mr. Simond is a former Group Director of IBM Europe, which is located at 2, avenue Gambetta 92066 La Defense 5, France.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments during the last five years, of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is 14651 Dallas Parkway, Suite 500, Dallas, Texas 75240. Unless otherwise indicated, each such person is a citizen of the United States, or, if the person is a corporation, partnership or other entity, the place of its organization is the United States. Unless otherwise indicated, each of the following persons has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser.

  Directors
SVEN BOINET. Director since 1999. Mr. Boinet also has been a member of the Management Board of Parent in charge of hotel activities since January 1997. Mr. Boinet was Executive Vice-President of Parent since 1992. Mr. Boinet also has been a director of Groupe Lucien Barriere, a hotel and hospitality company, since 1989. Mr. Boinet is a French citizen and his current business address is Tour Maine Montparnasse, 33, avenue du Maine, Paris 75015, France.

BENJAMIN COHEN. Director since 1999. Mr. Cohen has been a member of the Management Board of Parent since January 1997 and Chief Financial Officer of Parent from 1994 to 1997. Mr. Cohen was Executive Vice-President of Parent since 1992. Mr. Cohen also has been a director of Tourism Asset Holdings Ltd., a company whose principal activity is investing in hotel and tourism properties located at Level 46, MLC Centre 19-29 Martin Place, in Sydney, Australia 2000, since 1996. Mr. Cohen is a French citizen and his current business address is Tour Maine Montparnasse, 33, avenue du Maine, Paris 75015, France.

                                      SCH-2

ARMAND SEBBAN. Director, Executive Vice President for Finance and Chief Financial Officer since 1999. Mr. Sebban is a French citizen. He has served as Executive Vice President for Finance and Chief Financial Officer of Motel 6 G.P. Inc., a subsidiary of Parent ("Motel 6 G.P. Inc."), since February, 1993.

GEORGES LE MENER. Director, Chairman, President and Chief Executive Officer since 1999. Mr. Le Mener is a French citizen. He has served as President and Chief Executive Officer of Motel 6 G.P. Inc. since January 1993. Mr. Le Mener also has been a member of the board of directors and treasurer of AHMA Educational Institute, a hotel management training company located at 800 N. Magnolia Ave., Suite 1800, Orlando, Florida 32803.

  Executive Officers

GEORGES LE MENER. Director, Chairman, President and Chief Executive Officer since 1999. Mr. Le Mener is a French citizen. He has served as President and Chief Executive Officer of Motel 6 G.P. Inc. since January 1993. Mr. Le Mener also has been a member of the board of directors and treasurer of AHMA Educational Institute, a hotel management training company located at 800 N. Magnolia Ave., Suite 1800, Orlando, Florida 32803.

EMMETT J. GOSSEN, JR. Executive Vice President-Corporate Affairs since 1999. Mr. Gossen also has served as Executive Vice President-Corporate Affairs and Development of Motel 6 G.P. Inc. since July 1992.

ARMAND E. SEBBAN. Director, Executive Vice President for Finance and Chief Financial Officer since 1999. Mr. Sebban is a French citizen. He also has served as Executive Vice President for Finance and Chief Financial Officer of Motel 6 G.P. Inc. since February 1993.

CAROL KIRBY. Executive Vice President-Marketing since 1999. Ms. Kirby also has served as Executive Vice President-Marketing of Motel 6 G.P. Inc. since February 1997. From December 1993 to February 1997, Ms. Kirby served as Senior Vice President-Marketing of Motel 6 G.P. Inc.

DAVID O'SHAUGHNESSY. Executive Vice President-Quality Assurance/Franchising since 1999. Mr. O'Shaughnessy is an Irish citizen. He has served as Executive Vice President-Quality Assurance/Franchising of Motel 6 G.P. Inc. since February 1997. From October 1995 to February 1997, Mr. O'Shaughnessy served as Senior Vice President-Quality Assurance of Motel 6 G.P. Inc. He has served in a variety of management positions with Motel 6 G.P. Inc. since 1990.

WILLIAM E. TASSIN. Senior Vice President-Controller since 1999. Mr. Tassin also has served as Senior Vice President-Controller of Motel 6 G.P. Inc. since February 1997. From September 1995 until February 1997, he was Vice President and Controller of Motel 6 G.P. Inc. From January 1998 until August 1995, he was Vice President and Controller for Sofitel North America Corp., a hotel and lodging company and a subsidiary of Parent in Scarsdale, New York.

JOSEPH A. WHEELING. Senior Vice President-External & Technical Resources since 1999. Mr. Wheeling has served as Senior Vice President-External & Technical Resources of Motel 6 G.P. Inc. since February 1997. From April 1996 until February 1997, he was Vice President of External and Technical Resources of Motel 6 G.P. Inc. From September 1994 until April 1996, Mr. Wheeling was Vice President of Operations Support for Motel 6 G.P. Inc. From November 1993 until September 1994, he was Director of Procurement for Motel 6 G.P. Inc.

MICHAEL A. FERRARO. Senior Vice President-Real Estate and Development since 1999. Mr. Ferraro also has served as Senior Vice President-Real Estate and Development of Motel 6 G.P. Inc. since February 1997. From September 1994 until January 1997, he served as Vice President-Real Estate and Development of Motel 6 G.P. Inc.

ALAN J. RABINOWITZ. Senior Vice President-General Counsel and Secretary since 1999. Mr. Rabinowitz has served as Senior Vice President-General Counsel and Secretary of Motel 6 G.P. Inc. since January 1997. Mr. Rabinowitz served as Vice President & Assistant General Counsel of Motel 6 G.P. Inc. from September 1994 through December 1996, and Assistant General Counsel of Motel 6 G.P. Inc. from September 1993 to September 1994.

STEPHEN MANTHEY. Vice President-Treasurer since 1999. Mr. Manthey has served as Vice President-Treasurer of Motel 6 G.P. Inc. since December 1996. From 1993 through November 1996, he served as Director of Treasury & Finance for Richfield Hospitality Services, Inc., a hotel company.

                                      SCH-3

     Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

                     By Mail:                                  By Hand or Overnight Courier:
                Wall Street Station                                   Receive Window
                   P.O. Box 1023                                     Wall Street Plaza
           New York, New York 10268-1023                        88 Pine Street, 19th Floor
                                                                 New York, New York 10005

                           By Facsimile Transmission:
                                 (212) 701-7636

                   Confirm Receipt of Facsimile by Telephone:
                                 (212) 701-7624
                            ------------------------

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of the Guaranteed Delivery may be obtained from the Dealer Manager or the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 425-1685
                   All Others Call Toll Free: (800) 848-3051

                      The Dealer Manager for the Offer is:

                               J.P. MORGAN & CO.

                                 60 Wall Street
                            New York, New York 10260
                         Call Toll Free (877) 847-4759